EXHIBIT 1

Press Release, issued November 25, 2013

IAT REINSURANCE COMPANY LTD. ANNOUNCES NOMINATION

OF DIRECTORS TO MFC BOARD

New York, New York, November 25, 2013 - Mr. Peter R. Kellogg and IAT Reinsurance Company Ltd. (collectively, “IAT”) announced today that they have submitted a notice of intention to nominate directors at the next meeting of shareholders of MFC Industrial Ltd. (“MFC”) which is currently scheduled for December 27, 2013 (the “MFC Shareholder Meeting”).

As set out in the notice and the enclosed materials submitted to MFC (collectively, the “Notice”), which were submitted today pursuant to the Advance Notice Policy adopted by the board of directors of MFC on November 18, 2013, at the MFC Shareholder Meeting, Mr. Kellogg and IAT intend to put forward an ordinary resolution to expand the size of MFC’s board of directors by fixing the number of directors of MFC at eleven and to nominate eight new directors.

“We are not shareholder activists. In fact, this is the first time in my life that I have ever set the wheels in motion to be an active participant in a proxy contest”, said Peter Kellogg. “It is also the first time that I have felt that the circumstances warranted it,” continued Mr. Kellogg.

Over the 14 years that IAT has held its investment in MFC, it has been a patient and supportive partner with MFC.  IAT’s previous requests for board representation were rebuffed by MFC in no uncertain terms. As a shareholder, IAT advocates and encourages long-term stewardship of companies through the proper working of a relevant and independent board of directors whose fiduciary responsibility - to oversee and guide management and its operational plans and to act in the interests of all of the shareholders - is upheld and honored.

“Shareholders need to have confidence in a company’s board and its strategic direction; we have lost that confidence in the current board of MFC,” commented Tony Kerbs, Managing Director of IAT. “We are appealing to shareholders of MFC for their assistance to support our nominees and facilitate long overdue change at MFC”, continued Mr. Kerbs.

IAT’s nominees consist of Mr. Kellogg, who is the Chief Executive Officer of IAT, as well as Mr. J. Andrew Betts, Mr. David L. Grange, Mr. Jeffrey A. Harris, Mr. William C. Horn III, Mr. Logan W. Kruger, Ms. Patrice E. Merrin and Mr. Trevor S. Schultz (collectively, the “Proposed Nominees”), all of whom are highly experienced and qualified business leaders from a broad range of backgrounds and sectors. The biographies of the Proposed Nominees are set out below.

Mr. Kellogg also requested that MFC hold the MFC Shareholder Meeting in Vancouver or Toronto, Canada rather than Hong Kong, in order to best accommodate the vast majority of MFC’s shareholders who reside in North America. Holding the MFC Shareholder Meeting in Hong Kong would make it very costly and difficult for most shareholders to attend, as those in Canada or the U.S. would need to depart on Christmas Day to make it in time for the MFC Shareholder Meeting. Since this vote will shape the future of the board and thus the future of MFC, Mr. Kellogg calls upon MFC to have an open and fair shareholder vote that is inclusive of all shareholders.

Mr. Kellogg and IAT have filed on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and on the Electronic Data-Gathering, Analysis and Retrieval system (“EDGAR”) at www.sec.gov a document containing certain of the information required by Form 51-102F5 – Information Circular in respect of, among other things, the Proposed Nominees in connection with their proxy solicitation made by public broadcast (the “Public Broadcast Exemption Document”) relating to the MFC Shareholder Meeting. Mr. Kellogg and IAT also intend to issue and file a proxy circular (the “IAT Circular”) in due course in connection with the foregoing and other matters to be considered at the MFC Shareholder Meeting. Shareholders of MFC are urged to read the Public Broadcast Exemption Document, and to also read the IAT Circular carefully once it is available, because they do and will contain important information. Investors and shareholders of MFC will be able to obtain free copies of the Public Broadcast Exemption Document and the IAT Circular and any amendments or supplements thereto (once available) at no charge on SEDAR and on EDGAR.  In addition, shareholders of MFC will also be able to obtain free copies of the Public Broadcast Exemption Document and the IAT Circular and other relevant documents (once available) by calling IAT’s proxy solicitor, Okapi Partners LLC (“Okapi”), at 1-855-208-8902 toll-free in North America, or at 1-212-297-0720 outside of North America (collect calls accepted) or by e-mail at mfcinfo@okapipartners.com when they become available.

To keep current with further developments, shareholders of MFC can also visit www.timeforchangeatMFC.com.

Biographies of the Proposed Nominees

Peter R. Kellogg, 71, is currently the Chief Executive Officer of IAT Reinsurance Company Ltd. Mr. Kellogg has been the Senior Managing Director of Spear, Leeds & Kellogg, one of the largest market making and securities clearing firms in the U.S., until 2000, when it was acquired by Goldman Sachs. Mr. Kellogg has been the Senior Advisory Director of Goldman Sachs/Spear, Leeds & Kellogg. Mr. Kellogg served as the Chairman of Ziegler Companies Inc. since 2003 and a director of Nam Tai Electronics since 2000. Mr. Kellogg also serves as a director of the Berkshire School and the U.S. Olympic Ski Team. Previously, Mr. Kellogg served on the board of Advest Group, MCM Corporation, Cityfed Financial Corp. and Interstate Air Taxi Inc., Interstate/Johnson Lane, Inc.

J. Andrew Betts, 62, is currently a private consultant advising public and private entities on accounting and auditing issues, special investigations for management and audit committees, expert witnesses, regulatory and tax matters, financial analysis and investor relations. Mr. Betts was a former audit partner in Ernst & Young, where he served clients in many industries with a special focus on manufacturing, financial services and insurance. Mr. Betts currently serves as a director of Mardil Inc., a start-up medical device company and a director of Athene Annuity & Life Assurance Company, a life and annuity insurance provider. With thirty nine years of experience in the financial services industry, Mr. Betts is an expert on board and audit committee communications, business development and strategic planning. Mr. Betts graduated from the Executive Program at the Kellogg Graduate School in Northwestern University.

David L. Grange, 65, is currently the President of Osprey Global Solutions, LLC, a Service Disabled Veterans Organization, which provides consulting, construction, medical and security services. Previously, Mr. Grange served as the Chief Executive Officer of Pharmaceutical Product Development, Inc., a clinical research organization, for two years. Prior to that, Mr. Grange served in the McCormick Foundation for 10 years, most recently as President and Chief Executive Officer and earlier as Executive Vice President and Chief Operating Officer. The foundation is one of the largest philanthropic organizations in the United States that works to advance the ideals of a free and democratic society. Mr. Grange served 30 years in the U.S. Army with his final position as the Commanding General of the First Infantry Division. During his term in the Pentagon, Mr. Grange was the Director of Army Current Operations, Readiness and Mobilization. Following 9-11, Mr. Grange was a national security consultant for CNN, CBS and WGN. Mr. Grange regularly speaks and writes for a variety of public companies and government institutions on leadership, organizational effectiveness, disaster preparedness, citizenship, Veterans issues and foreign relations. Mr. Grange holds a bachelor’s degree from North Georgia College and a master’s in public service from Western Kentucky University.

Jeffrey A. Harris, 57, is the founder of Global Reserve Group, LLC, an advisory and investment firm. Mr. Harris has extensive experiences advising companies in the technology, telecommunications and energy industries. Previously, he was a Managing Director of Warburg Pincus LLC, where he spent 29 years and focused primarily on investments in the energy, industrial, consumer, and technology sectors. Mr. Harris is currently serving as a director of Electromagnetic Geoservices ASA, Knoll, Inc. Serica Energy plc, and several private companies involved in the oil and gas business. Mr. Harris is an adjunct professor at the Columbia University Graduate School of Business where he teaches courses on venture capital, innovation and entrepreneurship. Mr. Harris received a B.S. in Economics from The Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.

William C. Horn III, 49, is a senior executive with over 25 years of diverse experience in investment management, trading, risk management, operations and finance. Mr. Horn possesses a comprehensive understanding of financial markets, trading, capital structure, financial analysis, risk management, compliance, operations, and accounting. He is the President and Chief Operating Officer of First Angel Capital (since 2004), a boutique investment firm focusing on long/short and macro trading strategies, research, alternative investments, private equity, lending and consulting to institutions for M&A and strategic financial workout and turnaround. Mr. Horn served as a Director of LMS Medical Systems, Inc. from 2008 to 2010, while also acting as interim Chief Executive Officer and Chief Financial Officer. Prior to First Angel Capital, Mr. Horn was employed by State Street Corporation as Vice-President of Risk Management and Compliance, overseeing risk management and compliance for institutional equity trading and e-finance for State Street Global Markets, State Street’s institutional trading division. Mr. Horn formerly worked for Fidelity Investments in a number of capacities including Vice-President of Global Risk Management, Senior Counter-Party Credit Analyst, and Mortgage-Backed Security Trader. Mr. Horn graduated from St. Lawrence University with a degree in Economics.

Logan W. Kruger, 63, is currently the President and Chief Executive Officer of SUN Gold Limited, a privately-held company that is engaged in the discovery, development and conversion of natural resources outside of the United States. Mr. Kruger has over 30 years of international experience in mining operations, mine development, project execution and executive leadership. Previously, Mr. Kruger served as the President, Chief Executive Officer and a director of Century Aluminum Co., a publicly held company owning primary aluminum capacity in the United States and Iceland, from 2005 until 2011. Prior to that time, Mr. Kruger was employed by Vale Inco., a publicly held company engaged in the mining, processing and marketing of nickel and nickel-related products, where he served as Executive Vice President of technical services from 2003 until 2005 and as President of Inco Asia Pacific from September 2005 until November 2005. Among Mr. Kruger’s industry, professional and civic experiences are memberships on the boards of the Manitoba Mining Association, the Business Council of Manitoba, the Mining Association of Canada, Balmoral Hall School in Winnipeg, AMCOAL/South Africa, and P.T. Inco on the Jakarta Stock Exchange. Mr. Kruger currently serves as a director of Cleco Corporation. Mr. Kruger has a Bachelor of Science degree in Mining Engineering from the University of Witwatersrand, South Africa.

Patrice E. Merrin, 65, was recently elected to the board of Stillwater Mining Company. Previously, she served as the Chairman of the Board of CML HealthCare Inc., a leading provider of private laboratory testing services. She also served as Interim President and Chief Executive Officer of CML HealthCare from 2011 to 2012. Since January 2012, Ms. Merrin has served as a Director of Ornge, Ontario’s air ambulance service. From 2009 to 2011, Ms. Merrin served as a Director of Enssolutions Group Inc., which provides engineered environmental applications for mine tailings control, process dust and stockpile sealing. She also served as a Director of the NB Power Group, a company that generates and distributes electricity from nuclear, hydro, wind and oil, from 2007 to 2009 and as Chairman of the Environment, Health and Safety Committee from 2008 to 2009. From 2005 to 2006, Ms. Merrin served as President, Chief Executive Officer and a Director of Luscar Ltd., Canada’s largest producer of thermal coal, and as Executive Vice President from 2004 to 2005. Before joining Luscar, from 1999 to 2004, Ms. Merrin was the Executive Vice President and Chief Operating Officer of Sherritt International Corporation, a diversified international natural resources company with assets in base metals mining and refining, thermal coal, oil, gas and power generation. In addition, Ms. Merrin was a member of the National Advisory Panel on Sustainable Energy Science & Technology from 2005 to 2006, and from 2003 to 2006 was a member of Canada’s National Round Table on the Environment and the Economy. Ms. Merrin holds a Bachelor of Arts degree from Queen’s University and completed the Advanced Management Programme at INSEAD.

Trevor S. Schultz, 71, is currently the Executive Director of Operations at Centamin Egypt Plc. Mr. Schultz was most recently the President and Chief Executive Officer of Guinor Gold Corporation. Mr. Schultz also served as the President of African Operations of Guinor Gold Corp. Mr. Schultz has over 40 years' of experiences at the executive management and board level with leading international mining companies, including BHP, RTZ/CRA, Pegasus Gold and Ashanti Goldfields. His roles have included the development of several new mining operations in Africa, South America and the U.S.A., negotiations with various governments and their agencies and project financing and capital raisings. Previously, Mr. Schultz served as the director of Pacific Road Capital Management, Guinor Gold Corporation, Southern Era Pty Ltd. and Ashanti Goldfields Pty Ltd. Mr. Schultz has a Master’s Degree in Economics from Cambridge University, a Master of Science Degree in Mining from the Witwatersrand University and he completed the Advanced Management Programme at Harvard University.

Information in Support of IAT’s Public Broadcast Solicitation

The following information is provided in accordance with Canadian corporate and securities laws applicable to public broadcast solicitations. IAT is relying on the exemption under section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) to make this public broadcast solicitation.

This solicitation of your support is being made by IAT and is not by or on behalf of management of MFC.

The address for MFC’s head office is 1620-400 Burrard Street, Vancouver, British Columbia, V6C 3A6. The address for MFC’s registered office is Suite 1000 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2.

IAT has filed this news release containing the information required by section 9.2(4) of NI 51-102 and has filed the Public Broadcast Exemption Document in respect of the Proposed Nominees on SEDAR and for review at www.sedar.com under MFC’s profile.

Proxies may be solicited by IAT by broadcast, speech or publication, including websites and other media, as well as exemptions from the solicitation requirements under applicable securities laws.

IAT has entered into an agreement with Okapi pursuant to which Okapi has agreed to act as IAT’s proxy solicitor in the United States and Canada. Pursuant to this agreement, Okapi will receive an initial fee of $50,000, plus a customary fee for each call to and from shareholders. In addition, Okapi may be entitled to a fee upon the completion of IAT’s solicitation, as determined by IAT in consultation with Okapi.

The costs incurred in the preparation and mailing of the IAT Circular and the solicitation will be borne directly and indirectly by IAT. However, IAT reserves the right to seek reimbursement from the MFC of its out-of-pocket expenses, including proxy solicitation expenses, incurred in connection with the MFC Shareholder Meeting, as applicable.

A registered holder of common shares of MFC (“Shares”) that gives a proxy may revoke it: (a) by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the form of proxy to be provided by IAT, or as otherwise provided in the IAT Circular, once made available to shareholders; (b) by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing, as the case may be: (i) at the same address where the original form of proxy was delivered at any time up to and including the last business day preceding the day the MFC Shareholder Meeting or any adjournment or postponement of the MFC Shareholder Meeting is to be held, or (ii) with the chairman of the MFC Shareholder Meeting prior to its commencement on the day of the MFC Shareholder Meeting or any adjournment or postponement of the MFC Shareholder Meeting; or (c) in any other manner permitted by law.

A non-registered holder of Shares will be entitled to revoke a form of proxy or voting instruction form given to an intermediary at any time by written notice to the intermediary in accordance with the instructions given to the non-registered holder by its intermediary.  It should be noted that revocation of proxies or voting instructions by a non-registered holder can take several days or even longer to complete and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form to ensure it is given effect in respect of the MFC Shareholder Meeting.

Neither IAT nor any of its managing members, directors or officers, or any associates or affiliates of the foregoing, has (i) any material interest, direct or indirect, in any transaction since the beginning of MFC’s most recently completed financial year or in any proposed transaction that has materially affected or will materially affect MFC or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the MFC Shareholder Meeting other than the election of directors.

About IAT

IAT is a Class 3-A Bermuda-domiciled reinsurer with an A-minus financial strength rating from A.M. Best. IAT’s head office is located at 48 Wall Street, 30th Floor, New York, NY 10005. IAT is an active underwriter of commercial and personal lines property and casualty reinsurance and insurance, directly and through its eight wholly-owned insurance subsidiaries domiciled and licensed in the US.

Mr. Kellogg and IAT control or direct 20,662,400 Shares, or approximately 33.03% of the issued and outstanding Shares (calculated on a non-diluted basis).

Mr. Kellogg may also take such further actions with respect to his investment in MFC as he deems appropriate, including to continue evaluating the performance of MFC, the value of the Shares, and to continue to analyze and assess MFC’s business, assets, operations, financial condition, capital structure, management and prospects, as well as MFC’s corporate governance practices. Depending upon such factors that Mr. Kellogg may from time to time deem relevant, Mr. Kellogg may, among other things: (i) engage in ongoing discussions with representatives of MFC concerning, among other things, executive management and its board composition; (ii) acquire additional Shares; (iii) dispose of some or all of his Shares; and/or (iv) take such other actions with respect to MFC as Mr. Kellogg may from time to time determine appropriate. Further details will be contained in the early warning report filed by IAT on SEDAR in connection with submission of the Notice to MFC and available for review at www.sedar.com under MFC’s profile and in the 13D/A report filed with the U.S. Securities and Exchange Commission and available for review on EDGAR at www.sec.gov.

 Notice to United States Shareholders

This solicitation is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, this solicitation is made in the United States with respect to securities of MFC in accordance with Canadian corporate and securities laws and this press release has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders of MFC in the United States should be aware that these Canadian requirements are different from the requirements applicable to proxy statements under the U.S. Exchange Act.

Forward-looking Statements and Information

Certain information included in, attached to or incorporated by reference into, this press release, may contain forward-looking statements or forward-looking information within the meaning of applicable securities laws, including in respect of IAT’s and MFC’s respective priorities, plans and strategies for MFC and MFC’s anticipated financial and operating performance and business prospects. All statements and information, other than statements of historical fact, included or incorporated by reference in this press release are forward-looking statements and forward-looking information, including, without limitation, statements regarding activities, events or developments that IAT expects or anticipates may occur in the future. These forward-looking statements and information can be identified by the use of forward-looking words such as “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe” or “continue” or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements and information are based will occur or, even if they do occur, will result in the plans, results or performance expected.

IAT cautions readers of this press release not to place undue reliance on forward-looking statements and information contained in this press release, which are not a guarantee of performance, events or results and are subject to a number of risks, uncertainties and other factors that could cause actual results, performance or events to differ materially from those expressed or implied by such forward-looking statements or information. These factors include: changes in strategies, plans or prospects; general economic, industry, business and market conditions; changes in management and board composition; actions of MFC and its subsidiaries or competitors; the ability to implement business strategies and plans and pursue business opportunities and conditions in the commodity supply chain industry; the availability and pricing of commodities; the effects of competition and pricing; risks associated with volume growth and pricing; industry capacity and fluctuations in market supply and demand; inflationary pressures, including increasing utility and fuel prices; potential increases in maintenance and operating costs; potential legal and regulatory claims, proceedings or investigations; ability to realize any anticipated or planned cost savings; disruptions or changes in the credit or securities markets; risks and liabilities associated with financing, producing, sourcing, processing, transporting and storing commodities; timing of completion of capital and maintenance projects; changes in applicable laws and regulations; foreign currency and interest rate fluctuations; labour strikes or lock-outs or unexpected changes in labour productivity; and various other events that could disrupt MFC’s operations, including severe or unusual weather conditions, droughts, floods, avalanches, earthquakes, war, acts of terrorism and security threats. MFC’s shareholders are cautioned that all forward-looking statements and information involve known and unknown risks and uncertainties, including those risks and uncertainties detailed in the continuous disclosure and other filings of MFC with applicable U.S. and Canadian securities commissions, copies of which are available on EDGAR at www.sec.gov and SEDAR at www.sedar.com. IAT urges you to carefully consider those factors.

The forward-looking statements and information contained in this press release are expressly qualified in their entirety by this cautionary statement. The forward-looking statements and information included in this press release are made as of the date of this press release and IAT undertakes no obligation to publicly update such forward-looking statements or information to reflect new information, subsequent events or otherwise, except as required by applicable laws.

For further information, please contact Bruce Goldfarb or Pat McHugh at:

OKAPI PARTNERS 437 Madison Avenue, 28th Floor New York, N.Y., 10022 www.okapipartners.com
North American Toll-Free Phone:
1-855-208-8902
Email: mfcinfo@okapipartners.com
Facsimile: +1 212 297 1710
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